Exhibit 99.1

Qualstar Reports Fiscal 2008 Fourth Quarter and Full Year Results

SIMI VALLEY, Calif.--(BUSINESS WIRE)--Qualstar® Corporation (Nasdaq:QBAK), a manufacturer of automated tape storage solutions and high-efficiency power supplies, today reported financial results four its fourth quarter and fiscal year ended June 30, 2008.

Fiscal 2008 Full Year Financial Results

For the year, Qualstar reported revenues of $21.5 million, an increase of 4.1 percent compared with $20.6 million in fiscal 2007. The Company’s net loss for fiscal 2008 was $753,000 or $(0.06) per basic and diluted share, compared with a net loss of $1.4 million or $(0.12) per basic and diluted share, in the prior year.

Commenting on the full year results, Bill Gervais, president and chief executive officer of Qualstar said, “Overall, I am encouraged by Qualstar’s operating performance in fiscal 2008. For the full year, revenues showed a slight increase of 4.1 percent compared to fiscal 2007.

“In addition, I was also pleased with our ability to improve operating efficiencies and manage expenses. Our gross margin percentage increased to 34.6 percent from 31.6 percent, a 300 basis point improvement over the prior fiscal year. We also made progress during the year towards our goal of returning the company to profitability. Full year net loss of $(0.06) per share was an improvement over the prior year’s net loss of $(0.12) per share. Additionally, during the year we announced a quarterly cash dividend, which we believe reflects our confidence in the Company’s long-term business fundamentals.”

Mr. Gervais concluded, “Our fiscal 2008 results were aided by good growth in our N2Power business. For the year, N2Power generated record revenues of $4.0 million, a 34 percent improvement compared to $3.0 million in fiscal 2007. We believe that N2Power products should continue to generate increasing revenues due to worldwide requirements for more efficient electronic devices.”

Fiscal 2008 Fourth Quarter Financial Results

Revenues in the fourth quarter of fiscal 2008 were $4.9 million, compared to $5.8 million for the same quarter of fiscal 2007, a decrease of $874,000. Loss from operations in the quarter was $468,000 compared to $186,000 in the fourth quarter of fiscal 2007. Net loss was $166,000, or $(0.01) per basic and diluted share, compared to net income of $245,000, or $0.02 per basic and diluted share for the fourth quarter of fiscal 2007.

Tape library segment revenues were $3.7 million, compared to $5.2 million in the same quarter of the prior year, a decrease of $1.5 million. Power supply segment revenues increased more than 100 percent to $1.2 million in the quarter from $560,000 for the same quarter of the prior year.

Gross margin percentage in the fiscal 2008 fourth quarter was 40.0 percent, compared to 38.8 percent in the year-ago quarter. The increase in gross margin percentage was primarily attributable to efficiencies achieved in material and manufacturing labor management.

Research and development expenses for the fourth quarter of fiscal 2008 were $830,000, or 16.9 percent of revenues, compared to $784,000 or 13.5 percent of revenues, for the fourth quarter of fiscal 2007. Sales and marketing expenses were $775,000, or 15.8 percent of revenues, compared to $800,000 or 13.8 percent of revenues, in the corresponding period last year. General and administrative expenses in the fourth quarter of fiscal 2008 were $829,000 or 16.9 percent of revenues, compared to $848,000, or 14.7 percent of revenues, for the same period last year.

Cash, cash equivalents and marketable securities were $32.5 million at June 30, 2008, down slightly from $33.3 million as of June 30, 2007. Inventory at June 30, 2008 was $6.1 million, compared to $5.9 million as of June 30, 2007.

Subsequent to the end of the quarter, N2Power was awarded purchase orders from an OEM customer for a new series of 220-watt through 260-watt power supplies totaling approximately $1.35 million to be delivered over a nine month period. This is the largest single order N2Power has received to date. The power supplies will be used in gaming applications. Shipments have begun.

Qualstar Corporation Conference Call

Company management will hold a conference call to discuss its fiscal 2008 full year and fourth quarter results today at 2:00 p.m. Pacific (5:00 p.m. Eastern). Investors are invited to listen to the call live via the Internet using the link under the “Investors” section at www.qualstar.com. Please go to our website at least 15 minutes early to register, download and install any necessary audio software. A replay of the webcast will be available for 30 days. Additionally, participants can dial into the live conference call by calling 800-218-8862 or 303-262-2211. An audio replay will be available through September 30, 2008, by calling 800-405-2236 or 303-590-3000, and entering passcode 11119174.

About Qualstar Corporation

Qualstar manufactures automated tape libraries and power supplies. Its products are known throughout the world for energy efficiency and rugged, Simply Reliable designs yielding years of trouble-free operation. Qualstar tape libraries are sold, installed and supported worldwide to backup, archive and protect data from incidental and catastrophic loss. Its N2Power brand high efficiency, ultra small switching power supplies are sold to OEM manufacturers worldwide, where very low power consumption is required. Qualstar Corporation is publicly traded on the NASDAQ National Market under the symbol QBAK. More information is available at www.qualstar.com or by phone at 805-583-7744.

Forward-Looking Statements

Statements concerning the future business, operating results and financial condition of the Company are “forward-looking” statements as defined in the Private Securities Litigation Reform Act of 1995. Such statements are based upon management’s current expectations and are subject to a number of uncertainties that could cause actual performance and results to differ materially from the results discussed in the forward-looking statements. Factors that could affect the Company’s actual results include the Company’s ability to increase sales of its tape libraries; rescheduling or cancellation of customer orders; unexpected shortages of critical components; unexpected product design flaws or quality problems; and, adverse changes in market demand for tape libraries or power supplies. The Company undertakes no obligation to publicly update any forward-looking statements whether as a result of new information, future events or otherwise. Further information on these and other potential factors that could affect the Company’s financial results or condition are included in Qualstar’s filings with the Securities and Exchange Commission. In particular, reference is made to the “Risk Factors” section of the Company’s Annual Report on Form 10-K for the fiscal year ended June 30, 2007, and to the “Management’s Discussion and Analysis of Financial Condition and Results of Operations” sections of its Form 10-K and its most recent Quarterly Report on Form 10-Q.

QUALSTAR CORPORATION
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(In thousands, except per share data)

	Three Months Ended		Twelve Months Ended
	June 30,		June 30,
	2008	2007	2008	2007

Net revenues	$4,912	$5,786	$21,464	$20,612

Cost of goods sold	2,946	3,540	14,043	14,092

Gross profit	1,966	2,246	7,421	6,520

Operating expenses:
Research and development	830	784	3,100	3,136
Sales and marketing	775	800	3,184	3,110
General and administrative	829	848	3,390	3,168
Total operating expenses	2,434	2,432	9,674	9,414

Loss from operations	(468)	(186)	(2,253)	(2,894)

Investment Income	302	413	1,517	1,477

Income (loss) before income taxes	(166)	227	(736)	(1,417)

Provision (Benefit) for income taxes	-	(18)	17	30

Net Income (loss)	$(166)	$245	$(753)	$(1,447)

Earnings (loss) per share:
Basic	$(0.01)	$0.02	$(0.06)	$(0.12)
Diluted	$(0.01)	$0.02	$(0.06)	$(0.12)

Shares used to compute earnings (loss) per share:
Basic	12,253	12,253	12,253	12,253
Diluted	12,253	12,271	12,253	12,253

QUALSTAR CORPORATION
CONDENSED CONSOLIDATED BALANCE SHEETS
(In thousands)

	June 30,	June 30,
ASSETS	2008	2007

Current assets:
Cash and cash equivalents	$6,744	$7,697
Marketable securities, short-term	11,091	9,574
Receivables, net of allowance for doubtful accounts of $82 as of June 30, 2008 and $121 as of June 30, 2007	2,962	3,462
Inventories, net	6,109	5,928
Prepaid expenses and other current assets	467	576
Prepaid income taxes	-	137

Total current assets	27,373	27,374

Property and equipment, net	526	601
Marketable securities, long-term	14,703	15,994
Other assets	55	94

Total assets	$42,657	$44,063

LIABILITIES AND SHAREHOLDERS' EQUITY

Current liabilities:
Accounts payable	$1,197	$654
Accrued payroll and related liabilities	519	455
Other accrued liabilities	1,774	1,113

Total current liabilities	3,490	2,222

Other long-term liabilities	46	-

Commitments and contingencies
Shareholders' equity:
Common stock, no par value; 50,000 shares authorized, 12,253 shares issued and outstanding as of June 30, 2008 and June 30, 2007	18,705	18,593
Accumulated other comprehensive income (loss)	108	(55)
Retained earnings	20,308	23,303
Total shareholders' equity	39,121	41,841

Total liabilities and shareholders' equity	$42,657	$44,063

CONTACT:
Qualstar Corporation
William J. Gervais, President & CEO, 805-583-7744
gervais@qualstar.com
or
Financial Relations Board
Lasse Glassen, General Information, 213-486-6546
lglassen@frbir.com